Exhibit 3.1

SUNEDISON SEMICONDUCTOR LIMITED
Registration No. 201334164H
(the ‘Company’)

NOTICE OF RESOLUTION

SPECIAL RESOLUTION
AMENDMENT TO CONSTITUTION

RESOLVED THAT the existing Article 93 of the Constitution of the Company, set forth below, be altered by deleting the same in its entirety:

93.
(a)    The Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity related to (i) the designs, materials, processes, products, and procedures related to the generation, storage, transmission, distribution, control or monitoring of electrical power and electrical energy obtained from photovoltaic conversion of solar radiation and other renewable energy sources such as wind, moving water (including rain, tides and waves), organic plant and waste material (eligible biomass), and the earth’s heat (geothermal); (ii) the growth and processing of silicon crystals and single or multi-crystalline ingots for use as a substrate for solar cell production; (iii) the processing and manufacture of solar wafers used in the photovoltaic industry; (iv) the design, processing and manufacture of solar cells; (v) and the design, processing and manufacture of modules, trackers, inverters and any and all balance of system hardware and software used in photovoltaic systems that may from time to time be presented to SunEdison, Inc. or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) and that may be a business opportunity for SunEdison, Inc., even if the opportunity is one that the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so.

(b)    No such person will be liable to the Company for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to the Company unless, in the case of any such person who is a Director or officer of the Company, any such business opportunity is expressly offered to such Director or officer solely in his or her capacity as a Director or officer of the Company. Neither SunEdison, Inc. nor any of its representatives has any duty to refrain from engaging directly or indirectly in business activities or lines of business other than the growth, processing and manufacture of semiconductor crystals for use as a substrate for semiconductor wafer production, the processing and manufacture of semiconductor wafers for the semiconductor industry, and similar uses solely with the semiconductor industry.

This is the copy of resolution referred to in the Notice of Resolution dated 3 August 2016

/s/ Abdul Jabbar Bin Karam Din
ABDUL JABBAR BIN KARAM DIN
Director/Secretary